Exhibit 99.1

Osiris Therapeutics, Inc. Announces Closing of Acquisition by Smith & Nephew plc

COLUMBIA, Md., April 17, 2019 — Osiris Therapeutics, Inc. (NASDAQ: OSIR), a regenerative medicine company focused on developing and marketing products for wound care, orthopedics, and sports medicine, announced today that it has completed the previously announced sale of Osiris to Smith & Nephew plc (“Smith & Nephew”) through the consummation of a merger of Osiris with and into an indirect wholly-owned subsidiary of Smith & Nephew (the “Subsidiary”) without a vote of the Osiris stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law.  A majority of the outstanding shares of Osiris common stock were tendered in the tender offer.  In the second-step merger, each share of Osiris common stock that was not purchased by Smith & Nephew in the tender offer (other than shares directly owned by the Subsidiary or by any subsidiary of Osiris) has been converted into the right to receive $19.00 per share in cash, without interest, subject to any required withholding of taxes, which is the same cash price per share as was paid in the tender offer.  As a result of the merger, Osiris became an indirect wholly-owned subsidiary of Smith & Nephew and Osiris’ shares will cease to be traded on the NASDAQ Global Select Market.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, researches, develops, manufactures and commercializes regenerative medicine products intended to improve the health and lives of patients and lower overall healthcare costs. We have achieved commercial success with products in orthopedics, sports medicine and wound care, including the Grafix product line, Stravix®, BIO(4)® and Cartiform®. We continue to advance our research and development by focusing on innovation in regenerative medicine, including the development of bioengineered stem cell and tissue-based products. Osiris®, Grafix®, GrafixPL®, GrafixPL PRIME™, Cartiform®, and Prestige Lyotechnologysm are our trademarks. BIO(4)® is a trademark of Howmedica Osteonics Corp., a subsidiary of Stryker Corporation. More information can be found on the Company’s website, www.osiris.com.